Exhibit 3.17

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

OMNICOMM SYSTEMS, INC.

a Delaware corporation

_________

Pursuant to and in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being the Chief Financial Officer of OmniComm Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by deleting the first sentence of the FOURTH article of the Certificate of Incorporation of the Corporation and replacing said sentence with the following:

“FOURTH: The total number of common shares of stock which the corporation shall have the authority to issue is five hundred million (500,000,000).”

The effective date of this amendment shall be the date of filing this Certificate of Amendment with the Secretary of State of the State of Delaware.

The foregoing resolution and this Certificate of Amendment to the Certificate of Incorporation were approved and duly adopted by the Board of Directors of the Corporation pursuant to a meeting on April 8, 2016, and thereafter approved and duly adopted by the holders of shares of the Corporation’s voting stock and common stock at a meeting of the stockholders of the Corporation on June 16, 2016 held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its Chief Financial Officer, on this 16th day of June 2016, and such person hereby affirms under penalty of perjury that this Certificate of Amendment to the Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true and correct.

OMNICOMM SYSTEMS, INC.

By:	/s/ Thomas E. Vickers
Thomas E. Vickers, Chief Financial Officer